Exhibit 5.1
June 13, 2007
Meridian Gold Inc.
9670 Gateway Drive
Suite 200
Reno, Nevada
U.S.A. 89511-8997
Attention: Peter C. Dougherty
Dear Sirs/Mesdames:

Re:	Meridian Gold Inc. 2007 Share Incentive Plan
We are counsel to Meridian Gold Inc. (the “Corporation”). The Corporation has requested that we render this opinion in connection with the approval of the 2007 share incentive plan of the Corporation (the “2007 Share Incentive Plan”).
The 2007 Share Incentive Plan allows for the issuance of a maximum of 8,000,000 common shares of the Corporation, of which 4,000,000 common shares will be for the option component (the “Option Component”) and 4,000,000 common shares will be for the bonus component (the “Bonus Component”). All existing stock options will remain outstanding under, and governed by, the Corporation’s 1999 share incentive plan, but no further options or awards will be granted under the 1999 share incentive plan and the remaining shares reserved for issuance under the 1999 share incentive plan will be transferred to the 2007 Share Incentive Plan, of which 3,043,022 will be transferred to the Option Component and 571,382 will be transferred to the Bonus Component of the 2007 Share Incentive Plan;
The 2007 Share Incentive Plan was approved by shareholders of the Corporation at the annual and special meeting of the shareholders of the Corporation held on May 1, 2007.
In connection with rendering this opinion, we have, among other things:
(a)	examined,
(i)	a certified copy dated June 12, ·2007 of the articles and by-laws of the Corporation,

(ii)	a certificate of compliance dated June 12, 2007 (the “Certificate of Compliance”) issued by Industry Canada pursuant to the provisions of the Canada Business Corporations Act relating to the Corporation,

(iii)	a certified copy dated June 12, 2007 of a resolution passed by the directors of the Corporation, among other things, approving the 2007 Share Incentive Plan and allotting and reserving for issue the Option Shares and Bonus Shares, and

Fraser Milner Casgrain LLP

(iv)	a certified copy dated June 12, 2007 of a resolution of the shareholders of the Corporation approving the 2007 Share Incentive Plan, and
(b)	considered such questions of law, made such investigations and examined such originals, facsimiles or copies, certified or otherwise identified to our satisfaction of such additional records of corporate proceedings, certificates and other documents as we have considered relevant or necessary in order to render the opinion expressed below.
For the purposes of this opinion, we have assumed with respect to all documents examined by us the genuineness of all signatures, the legal capacity at all relevant times of any natural person signing any such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as certified or true copies or as reproductions (including facsimiles) and the truthfulness and accuracy of the corporate records of the Corporation and of all certificates of public officials and officers of the Corporation.
We are solicitors qualified to carry on the practice of law in the Provinces of British Columbia, Alberta, Ontario and Quebec and we express no opinion as to any laws or matters governed by any laws, other than the laws of those Provinces and the federal laws of Canada applicable therein.
Based on and relying on the foregoing and subject to the qualifications hereinbefore and hereinafter set forth, we are of the opinion that:
1.	the Corporation is a corporation incorporated continued under the Canada Business Corporations Act which has not been discontinued and has not been dissolved thereunder; and

2.	the Corporation has taken all necessary corporate action to allot and reserve for issue the Option Component and the Bonus Component of the 2007 Share Incentive Plan and, upon the issue of the common shares upon the exercise of options (the “Option Shares”) and the bonus shares in accordance with the terms thereof (the “Bonus Shares”) (including the receipt by the Corporation of the exercise price thereof, if applicable), the Option Shares and Bonus Shares will be issued as fully paid and non-assessable shares of the Corporation.
The opinion expressed herein is subject to the following additional exceptions, qualifications and assumptions:
(a)	in giving the opinion expressed in paragraph 1 above, we have relied exclusively and without independent investigation upon the Certificate of Compliance, a copy of which is being delivered with this opinion, and have assumed that the Certificate of Compliance remains accurate as of the date hereof; and

(b)	in connection with rendering this opinion, we have assumed that the Options and the Option Shares and the Bonus Shares will be issued in compliance with all applicable securities laws.
This opinion relates exclusively to the transaction outlined above, is for the sole use and benefit of the person to whom it is addressed and solely for the purposes referred to above. Accordingly, this opinion,

Fraser Milner Casgrain LLP

or a copy hereof or extract herefrom, may not be delivered to, or relied upon by, any other person or used in connection with any other transaction without our prior written consent.
Yours truly,